Simone Leigh
(b. 1967)



This piece comes from Leigh's Anatomy of Architecture series. We exited a larger work from this series in 2023, delivering 15.4% total net returns over 36 days. Past performance not indicative of future results, see Inv. Thesis for further disclosures.

INVESTMENT THESIS

Initial Offering Price
$805,000

Offering Circular
sec.gov

Similar Sales | Record Price



$1.0m
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19
20
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Price Appreciation of Similar Works
46.1%

Sharpe Ratio (1995-2021)	watch video
Simone Leigh	Not enough data
S&P 500	0.56

51% Progress

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Simone Leigh
(b. 1967)

Why we like this offering

1. Simone Leigh is a leading figure in contemporary sculpture, blending African diasporic motifs with feminine Black figures. Her work has garnered international attention, and she became the first Black woman to represent the United States at the 2022 Venice Biennale, where she won the prestigious Golden Lion award.
2. Auction records for artworks similar in scale, style, and period are led by *Clarendon* (2015), which sold for $1,058,819 at Phillips London on June 20, 2022, *Figure (Cobalt)* (2021), which sold for $825,500 at Phillips New York on May 17, 2023, *Untitled VI (Anatomy of Architecture series)* (2016), which sold for $819,000 at Christie's New York on November 18, 2022.
3. Though Leigh's sculptures are still relatively new to the secondary market, they have demonstrated significant potential, with total annual auction turnover rising from $205,000 in 2021 to over $6.5 million by 2023.
4. Three of the Artist's top ten auction records are from her *Anatomy of Architecture* series.
5. Leigh's sculptures are represented in major public collections worldwide, including the Solomon R. Guggenheim Museum, the Tate, and the Smithsonian American Art Museum, affirming her institutional success and long-term value in the art market.
6. The Artwork is a compelling small-scale example of a bust from Simone Leigh's *Anatomy of Architecture* series, which combines Pan-African architectural forms with the female body. *Ado* acts as a precursor to her iconic large-scale sculpture *Brick House* (2019), marking its historical significance within her oeuvre.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$0	0	$2,500,000


Turnover by Year
6.5M
4.9M
3.3M
1.6M
12 13 14 15 16 17 18 19 20 21 22 23


Lots Auctioned
Sold
Unsold
9
6.75
4.5
2.25
12 13 14 15 16 17 18 19 20 21 22 23

Initial Offering Price	**$805,000**
Offering Circular	**sec.gov/edgar**

Painting







About Simone Leigh

Simone Leigh (b. 1967, Chicago) is a leading figure in contemporary sculpture, captivating an international audience with her ceramic and bronze sculptures that hybridize feminine Black figures with African diasporan motifs and vessels. In addition to her ceramics practice, Leigh maintains a video, installation, and community-based artistic practice. In 2022, Leigh made history as the first Black woman to represent the United States at the Venice Biennale and won the Golden Lion award for Best Participant.

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SIMONE

LEIGH

b. 1967, UNITED STATES

Glazed stoneware | 29 × 18 in.

Simone Leigh is an American sculptor, video and performance artist whose work centers and imaginatively expands the historical record as it pertains to the black



$805,000

INITIAL OFFERING

46.1%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

90.5%

RECORD PRICE APPRECIATION[3]

The Artwork is a compelling small-scale example of a bust from Simone Leigh's Anatomy of Architecture series. Simone Leigh began her ongoing series, Anatomy of Architecture, in 2016. The series merges Pan-African architectural forms with the female form. The Artwork is a precursor to her first large-scale contribution to the Anatomy of Architecture series, Brick House (2019), which was famously the first artwork commissioned for the High Line Plinth in New York. Simone Leigh replaces the figure's torso with a ridged dome form that resembles the teleuk dwellings of the Mousgoum people of Chad and Cameroon. The Artwork is a bust of a Black woman with a smooth, round afro and soft, ambiguous facial features. Her torso is replaced with a ridged dome. The black terracotta sculpture is finished with a rough texture created by pressing thousands of small black and red beads into the surface, secured with an adhesive. Three of the Artist's top ten auction records are from her Anatomy of Architecture series. Auction records for artworks similar in scale, style, and period are led by Clarendon (2015), which sold for $1,058,819 (£869,500) at Phillips London on June 20, 2022, Figure (Cobalt) (2021), which sold for $825,500 at Phillips New York on May 17, 2023, Untitled VI (Anatomy of Architecture series) (2016), which sold for $819,000 at Christie's New York on November 18, 2022.

Simone Leigh is currently represented by Matthew Marks Gallery. Leigh has held solo exhibitions at the Kitchen in New York, the Institute of Contemporary Art in Boston, the Solomon R. Guggenheim Museum in New York, the Tate in London, the Studio Museum in Harlem, and the Hammer Museum in Los Angeles, among others. Her work is also featured in prestigious permanent collections around the world, including the Hammer Museum in Los Angeles, the Solomon R. Guggenheim Museum in New York, the Cleveland Museum of Art, and the Smithsonian American Art Museum in Washington, D.C. Leigh's meteoric institutional success has driven demand in the artist's secondary market. Leigh's auction market is characterized by a low auction track-record with 7 years of transaction history and a low level of auction volume based on $6.6 million in total sales over the previous year ending on December 31, 2023, based on publicly available auction records as tracked by third-party data sources. Though Leigh's sculptures are still relatively new to the secondary market, they have demonstrated significant potential, with total annual auction turnover rising from $205,000 in 2021 to over $6.5 million by 2023 according to Artprice. The artist's auction records are led by Las Meninas II (2019), which sold for $3,085,000 at Sotheby's New York on May 18, 2023, Stick (2019), which sold for $2,712,000 at Christie's New York on May 15, 2023, and Birmingham (2012), which sold for $2,167,500 at Sotheby's New York on May 19, 2022.

THE ARTIST'S AUCTION RECORDS ARE LED BY LAS MENINAS II (2019), WHICH SOLD FOR $3,085,000 AT SOTHEBY'S NEW YORK ON MAY 18, 2023, STICK (2019), WHICH SOLD FOR $2,712,000 AT CHRISTIE'S NEW YORK ON MAY 15, 2023, AND BIRMINGHAM (2012), WHICH SOLD FOR $2,167,500 AT SOTHEBY'S NEW YORK ON MAY 19, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


1058819
748599
819000
825500
615192
337500
215255
237500
251848
1/1/2020
1/1/2021
1/1/2022
1/1/2023
Implied Historical Growth

Simone Leigh (b. 1967, Chicago, Illinois) is a leading figure in contemporary sculpture, captivating an international audience with her ceramic and bronze sculptures that hybridize feminine Black figures with African diasporan motifs and vessels. Born to Nazarene missionary parents from Jamaica, Leigh grew up in a strict household. Despite her parents' disapproval, Leigh received her BFA from the liberal Quaker school Earlham College, where she majored in art and minored in philosophy. Her studies led her to the teachings of post-structuralist French Feminism and to the medium of clay. While a student, she interned at the Smithsonian National Museum of African Art, where she began her lifelong investigation of African vessels. Unsure how to make a living as an artist, Leigh moved to New York to work in a ceramics supply store with a basement studio she could access. In 1992, she briefly joined a ceramics studio in a commune of predominantly white bohemians near Charlottesville, Virginia. She realized she was neither interested in making functional pottery nor in existing outside a Black community. She returned to New York the following year, where she fell in love and married her new roommate. She spent the rest of the decade focused on being a mother in Brooklyn, temporarily abandoning her studio practice. In 2001, she found her way back to ceramics after her marriage ended. Leigh held her first solo exhibition at Rush Arts Gallery later that year. She began traveling to Africa in the summers and participating in artist residencies. In 2010, she received the renowned residency at the Studio Museum in Harlem, which put her on the radar of contemporary curators. In addition to her ceramics practice, Leigh maintains a video, installation, and community-based artistic practice. In 2014, she created the Free People's Medical Clinic, a functioning holistic clinic with HIV testing, herbalism, yoga, and more in Weeksville, Brooklyn. Leigh followed this project with The Waiting Room in 2016 at the New Museum, which also offered free health services for Black women. That same year, she exhibited six ceramic rosette busts at the Parke Avenue Armory art fair, and it became a defining moment in her career when all six sold at the preview. She was awarded the Hugo Boss Prize in 2018 and was included in the 2019 Whitney Biennial. In 2019, Leigh also created a 16-foot bust of a Black woman titled Brick House for the High Line in New York, marking her foray into bronze sculpture. Leigh made history as the first Black woman to represent the United States at the 59th Venice Biennale in 2022, where she won the Golden Lion award for Best Participant. Leigh lives and works in Brooklyn, New York.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Simone Leigh with the following criteria: All figurative sculptures, excluding works with raffia, yellow paint (Birmingham, 2012), steel armatures, and works from the Jug series. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Simone Leigh have a record price compound annual growth rate ("CAGR") of 90.5% from November 17, 2017 to June 30, 2024. This calculation is based on (i) a record price of $35,000 on November 17, 2017, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $2,500,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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